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                                                                       EXHIBIT 5

                            CARTER, LEDYARD & MILBURN
                               Counsellors at Law
                                  2 Wall Street
                             New York, NY 10005-2072
                                        -
                               Tel (212) 732-3200
                               Fax (212) 732-3232


                                    November 9, 2000


SeraNova, Inc.
499 Thornall Street
Edison, New Jersey  08837


                Re: SeraNova, Inc.
                    Registration Statement on Form S-1

Ladies and Gentlemen:

      We have acted as counsel for SeraNova, Inc., a New Jersey corporation (the "Company"), in connection with the filing of this Registration Statement on Form S-1 under the Securities Act of 1933 relating to the following 3,981,470 shares of the common stock, par value $0.01 per share of the Company:

            1. 831,470 outstanding shares (the "Outstanding Shares"), which were issued in March 2000 to Evansville Limited, Strong River Investments, Inc. ("Strong River"), SSB Investments Ltd., Ampal-American Israel Corporation and NSA Investments II LLC pursuant to five Stock Purchase Agreements made as of March 15, 2000 (the "Agreements");

            2. 2,840,000 shares (the "Conversion Shares") issuable upon conversion of the 800 outstanding shares of the Company's 6% series A convertible preferred stock (the "Preferred Shares");

            3. 150,000 shares (the "Warrant Shares") issuable upon exercise of the Warrants dated September 29, 2000 (the "Warrants"), issued to Strong River and Montrose Investments Ltd. ("Montrose"); and

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            4.    160,000 shares (the "Redemption Warrant Shares") issuable
      upon exercise of the Redemption Warrants dated September 29, 2000 (the "Redemption Warrants"), issued to Strong River and Montrose.
      In connection with the issuance of this opinion, we have examined:


            A. The certificate of incorporation of the Company, including the Certificate of Designation providing for the Preferred Shares
      (the "Certificate of Designation");

            B.    The by-laws of the Company;

            C.    The Agreements;

            D. The Convertible Preferred Stock Purchase Agreement dated as of September 26, 2000, among the Company, Strong River and Montrose, pursuant to which the Preferred Shares were issued;

            E.    The Warrants;

            F.    The Redemption Warrants; and

            G. Such other documents as we have deemed necessary as a basis for this opinion.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies.

      Based on the foregoing, we are of the opinion that:

            I. The Outstanding Shares have been legally issued and are fully-paid and non-assessable.

            II. The Conversion Shares, upon their issuance in accordance with the terms of the Certificate of Designation, will be legally issued, fully-paid and non-assessable. In giving this opinion, we have assumed that (a) all the outstanding Preferred Shares will remain outstanding for five years, (b) all accrued dividends on the Preferred Shares will be added to the stated value of the Preferred Shares as provided in the Certificate of Designation, and (c) the applicable Conversion Price (as defined in the Certificate of Designation) will be not more than $3.50.

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SeraNova, Inc.                                                             -3-


            III. The Warrant Shares, upon their issuance in accordance with the terms of the Warrants, will be legally issued, fully-paid and non-assessable.

            IV. The Redemption Warrant Shares, upon their issuance in accordance with the terms of the Redemption Warrants, will be legally issued, fully-paid and non-assessable.

      No opinion is expressed herein as to any laws other than the laws of the United States of America, the laws of the State of New York and the New Jersey Business Corporation Act.

      We hereby consent to the references to our name under the caption
"Legal Matters" in the prospectus forming part of this Registration
Statement, and to the filing of this opinion as an exhibit to this Registration Statement. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the Securities Act of 1933 or by the rules and regulations promulgated thereunder.

                                    Very truly yours,


                                    /s/ Carter, Ledyard & Milburn

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